UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                          FMS Financial Corp.
                             (Name of Issuer)

            Common Stock, par value $0.10 per share
                      (Title of Class of Securities)

                                 302509104
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement
[ ]. (A fee is not required only if the filing person: [1] has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and [2] has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule
13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             Page 1 of 8 Pages

CUSIP No. 302509104 13G  Page 2 of 8 Pages

 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First Fidelity Bancorporation 22-2826775
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [  ]
       (b) [  ]
 3     SEC USE ONLY
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       New Jersey
NUMBER OF SHARES
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON
WITH
  5     SOLE VOTING POWER
        2,000
  6     SHARED VOTING POWER
        -0-
  7     SOLE DISPOSITIVE POWER
        -0-
  8     SHARED DISPOSITIVE POWER
        -0-
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
        EACH REPORTING PERSON
        2,000
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
        N/A
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.15%
 12     TYPE OF REPORTING PERSON*
        HC
                   *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 302509104 13G  Page 3 of 8 Pages

 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First Fidelity Incorporated 22-1894945
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [  ]
       (b) [  ]
 3     SEC USE ONLY
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       New Jersey
NUMBER OF SHARES
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON
WITH
  5     SOLE VOTING POWER
        2,000
  6     SHARED VOTING POWER
        -0-
  7     SOLE DISPOSITIVE POWER
        -0-
  8     SHARED DISPOSITIVE POWER
        -0-
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         2,000
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
        N/A
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.15%
 12     TYPE OF REPORTING PERSON*
        HC

                   *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 302509104 13G  Page 4 of 8 Pages

 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First Fidelity Bank, N.A. 22-1147033
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [  ]
       (b) [  ]
 3     SEC USE ONLY
 4     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
NUMBER OF SHARES
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON
WITH
  5     SOLE VOTING POWER
        2,000
  6     SHARED VOTING POWER
        -0-
  7     SOLE DISPOSITIVE POWER
        -0-
  8     SHARED DISPOSITIVE POWER
        -0-
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON
        2,000
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
        N/A
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.15%
 12     TYPE OF REPORTING PERSON*
        BK
                   *SEE INSTRUCTION BEFORE FILLING OUT!

                               SCHEDULE 13G

Item 1    (a)  Name of Issuer:  FMS Financial Corp.

Item 1    (b)  Address of Issuer's Principal Executive Offices:

               Sunset and Salem Road
               Burlington, New Jersey  08016

Item 2    (a)  Name of Person Filing:

               First Fidelity Bancorporation

Item 2    (b)  Address of Principal Business Officer or, if none,
               Residence:

               2673 Main Street
               P.O. Box 6980
               Lawrenceville, NJ  08648

Item 2    (c)  Citizenship:

               New Jersey

Item 2    (d)  Title of Class of Securities:

               Common Stock, par value $0.10 per share

Item 2    (e)  CUSIP Number:  302509104

Item 3         If this statement is filed pursuant to Rules
               13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  ( )  Broker or Dealer (registered under Section
                    15 of the Act.)

          (b)  ( )  Bank (as defined in Section 3(a)(6) of the
                    Act.)

          (c)  ( )  Insurance Company (as defined in Section
                    3(a)(19) of the Act.)

                             Page 5 of 8 Pages

          (d)  ( )  Investment Company (registered under Section
                    8 of the Investment Company Act.)

          (e)  ( )  Investment Adviser (registered under Section
                    203 of the Investment Advisers Act of 1940.)

          (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Re-tirement Income Security Act of 1974 or Endow-ment Fund; (see Section 240.13d-1(b)(1)(ii)(F).)

          (g)  (X)  Parent Holding Company, (in accordance with
                    Section 240.13d-1(b)(1)(ii)(G).)  (Note: see Item 7).

          (h)  ( )  Group (in accordance with Section 240.13d-1(b)(1)(ii)
                    (H).)

Item 4    Ownership

          (a)  Amount Beneficially Owned:  2,000 shares

          (b)  Percent of Class:  0.15%

          (c)  Number of shares as to which such person has:

               (i)       sole power to vote or to direct the vote:
                         2,000 shares

               (ii)      shared power to vote or to direct the
                         vote:  -0- shares

               (iii)     sole power to dispose or to direct the
                         disposition of:  -0- shares

               (iv) shared power to dispose or to direct the disposition of: -0- shares

Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                             Page 6 of 8 Pages

Item 6    Ownership of More than Five Percent on Behalf of Another
          Person.

          N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Securing Being Reported on By the Parent
          Holding Company.

          The securities being reported are held by First Fidelity Bank, N.A., a subsidiary of First Fidelity Incorporated
          (HC) and First Fidelity Bancorporation (HC), which is a bank (BK), in its trust area.

Item 8    Identification and Classification of Members of the
          Group.

          N/A

Item 9    Notice of Dissolution of Group.

          N/A

Item 10   Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             Page 7 of 8 Pages

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1995

                              FIRST FIDELITY BANCORPORATION


                              Stephen J. Antal, Assistant
                                          Secretary

                              FIRST FIDELITY BANK,
                              NATIONAL ASSOCIATION


                              Stephen J. Antal, Assistant
                                          Secretary

                              FIRST FIDELITY INCORPORATED


                              Stephen J. Antal, Assistant
                                          Secretary

                             Page 8 of 8 Pages